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                                                                   Exhibit 10.68

                       [LETTERHEAD FOR MMC TECHNOLOGY]


May 18, 1998


Maxtor Corporation


Gentlemen:

In connection with the hiring of employees by MMC Technology, Inc., A Hyundai Electronics Company "MMC"), Maxtor extended stock options to certain employees with the goal of assisting MMC in its employee retention strategies. While grants to employees of MMC are permitted under Maxtor's stock option plan, these options are considered non-employee options under current accounting standards. As such, Maxtor is required to compute the fair value of these options, and would have to reflect an expense related to these options absent an agreement between Maxtor and MMC to reimburse for the related cost.

This will confirm that MMC agrees to reimburse Maxtor for the financial statement expense related to options granted by Maxtor for MMC employees. This agreement covers the Maxtor options granted to existing MMC employees, and includes the period from January 1, 1998 to the expiration, cancellation or exercise of all of the related Maxtor options granted to MMC employees. Expense related to the options will be computed in accordance with generally accepted accounting principles, and will be computed on a quarterly basis. Expense and reimbursement for the first quarter of 1998 approximate $2.3 million.

Thank you.


/s/ NIC PIGNATI
-----------------------------------
Nic Pignati
President and CEO
MMC Technology, Inc.


Accepted:


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